                                                                      EXHIBIT 12

            NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

                COMPUTATION OF RATIO OF MARGINS TO FIXED CHARGES
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                           FOR THE PERIODS ENDED
                                 --------------------------------------------------------------------------
                                    FEBRUARY 28,                             MAY 31,
                                 -------------------   ----------------------------------------------------
                                   1999       1998       1998       1997       1996       1995       1994
                                   ----       ----       ----       ----       ----       ----       ----
Net margins before
  extraordinary loss...........  $ 56,714   $ 45,631   $ 62,216   $ 54,736   $ 50,621   $ 45,212   $ 33,188
Add: Fixed charges.............   483,200    396,446    540,535    475,729    426,079    361,338    263,230
                                 --------   --------   --------   --------   --------   --------   --------
Margins available for fixed
  charges......................  $539,914   $442,077   $602,751   $530,465   $476,700   $406,550   $296,418
                                 ========   ========   ========   ========   ========   ========   ========
Fixed charges:
  Interest on all debt
    (including amortization of
    discount and issuance
    costs).....................  $483,200   $396,446   $540,535   $475,729   $426,079   $361,338   $483,200
                                 --------   --------   --------   --------   --------   --------   --------
         Total fixed charges...  $483,200   $396,446   $540,535   $475,729   $426,079   $361,338   $263,230
                                 ========   ========   ========   ========   ========   ========   ========
Ratio of margins to fixed
  charges......................      1.12       1.12       1.12       1.12       1.12       1.13       1.13
                                 ========   ========   ========   ========   ========   ========   ========